Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Extra Space Storage Inc.

We consent to the use of our report dated September 23, 2005, with respect to the combined balance sheets of Storage USA Carve-out Company as of December 31, 2004 and 2003, and the related combined statements of operations, equity and cash flows of each of the years in the three-year period ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Memphis, Tennessee

October 11, 2005